Fervo Energy Names Sarah Jewett Chief Operating Officer as Geothermal Build-Out Accelerates
New COO role centralizes key business functions to help the company scale with greater speed, discipline, and confidence
HOUSTON, TX (June 10, 2026) – Fervo Energy (Nasdaq: FRVO), the global pioneer of next-generation geothermal energy, today announced the promotion of Sarah Jewett to Chief Operating Officer (COO). With the appointment, Jewett takes leadership of the company’s core corporate operations, creating the centralized infrastructure required to execute on what the company believes is the most significant commercial opportunity for clean, firm power in history. Her promotion follows six years of foundational leadership at Fervo where she has led some of the company’s most critical workstreams.
“What Sarah has built over the last six years has been foundational to the company’s success. From the time she joined, she has brought an unwavering people-first mindset and outstanding dedication to building things that last,” said Tim Latimer, CEO and Co-Founder of Fervo Energy. “As we move into the next phase of our growth, there is no better person to lead the operating core of this company.”
Jewett brings a wealth of unique experiences to the COO role. She spent her twenties running hydraulic fracturing crews for Schlumberger across some of the most demanding operating environments in the United States. Working within remote basins in the Western U.S., the high activity Permian, and the logistically and technically complex North Slope in Alaska, she logged direct experience managing wellsites, equipment and material logistics, and field crews that has been essential to her strategic capabilities at Fervo. Her ability to translate between technical concepts and strategic decision making has been a meaningful asset during her tenure.
Prior to joining Fervo in 2020 to lead the strategy department, Jewett worked in corporate development and strategic initiatives for Select Energy Services. She holds an M.B.A. from Harvard Business School and a Bachelor of Engineering in Mechanical Engineering from Dartmouth College.
Jewett’s promotion comes as Fervo accelerates the commercial deployment of its GeoBlockTM and GeoClusterTM standardized EGS development model. This approach, the company believes, can drive geothermal down the same cost curve that manufacturing-driven standardization enabled for solar PV. With a growing project pipeline spanning utility offtake, AI hyperscaler demand, and industrial power applications, the scale of coordination required across supply chain, land, permitting, policy, and people has reached a threshold that demands unified and thoughtful leadership. This is the mandate that Jewett now carries.
To learn more, please visit https://fervoenergy.com/.

About Fervo Energy
Fervo Energy is a modern power company built around one of the market’s most important needs: affordable, dependable new power supply. Through the large-scale deployment of enhanced geothermal systems, Fervo has established a repeatable, industrial approach to building utility-scale power. The company is transforming geothermal into a clean, reliable, cost-competitive solution designed to meet rising demand from AI hyperscalers, utilities, and a more electricity-intensive economy. For more information, visit www.fervoenergy.com.

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